Exhibit 99.1

Jack in the Box Inc. Reports First Quarter FY 2012 Earnings; Updates Guidance for FY 2012

SAN DIEGO--(BUSINESS WIRE)--February 22, 2012--Jack in the Box Inc. (NASDAQ: JACK) today reported net earnings of $12.0 million, or $0.27 per diluted share, for the first quarter ended January 22, 2012, compared with net earnings of $32.4 million, or $0.61 per diluted share, for the first quarter of fiscal 2011.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, were $0.25 per diluted share compared with $0.27 per diluted share in the prior year quarter. A reconciliation of non-GAAP measurements to GAAP results is attached to this release. Included in operating earnings per share were re-image incentive payments of $5.7 million, or approximately $0.08 per share in the first quarter of 2012 as compared to $1.3 million, or approximately $0.02 per share in the prior year quarter.

Gains from refranchising contributed approximately $0.02 per diluted share for the quarter as compared with approximately $0.34 per diluted share in the prior year quarter.

Increase in same-store sales:

	16 Weeks Ended	16 Weeks Ended
	January 22, 2012	January 23, 2011
Jack in the Box®:
Company	5.3%	1.5%
Franchise	2.8%	0.9%
System	3.6%	1.1%
Qdoba®:
Company	3.5%	5.8%
Franchise	4.0%	6.6%
System	3.8%	6.4%

Linda A. Lang, chairman, chief executive officer and president, said, “Jack in the Box company same-store sales increased 5.3 percent in the first quarter, driven by a combination of traffic growth as well as an increase in average check. On a two-year cumulative basis, this represented a 500 basis point acceleration from the fourth quarter of 2011 and our sixth consecutive quarter of sequentially improving company same-store sales trends. We believe these results have been largely driven by the investments we have made to enhance the entire guest experience at the Jack in the Box brand, including the substantial completion of our system-wide re-image program during the quarter.

“Qdoba’s same-store sales in the first quarter increased 3.8 percent system-wide, representing the fourth consecutive quarter that two-year cumulative same-store sales have been greater than 9 percent,” Lang said.

Consolidated restaurant operating margin was 13.5 percent of sales in the first quarter of 2012, compared with 12.6 percent of sales in the year-ago quarter.

Food and packaging costs in the quarter were 110 basis points higher than prior year. Overall commodity costs were approximately 8 percent higher in the quarter, driven by higher costs for most commodities other than produce and consistent with the company’s expectations.

Payroll and employee benefits costs were 120 basis points lower than the year-ago quarter, reflecting the leverage from same-store sales increases and the benefits of refranchising. These decreases were offset by increases in unemployment taxes in several states and higher levels of incentive compensation.

Occupancy and other costs decreased 80 basis points in the first quarter due primarily to the leverage from same-store sales increases and the benefits of refranchising. These decreases were partially offset by higher rent expense as a percentage of sales due to the greater proportion of company-operated Qdoba restaurants versus the prior year, higher depreciation expense related to the Jack in the Box re-image program and higher debit card fees.

SG&A expense for the first quarter decreased by $1.2 million and was 10.1 percent of revenues in both the current and prior year quarter. The decrease in SG&A was attributable primarily to lower advertising and overhead costs resulting from the company’s refranchising strategy which were partially offset by increased G&A related to Qdoba growth, higher pension, pre-opening and insurance costs as well as restaurant technology spending. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $3.2 million in the first quarter as compared to a positive impact of $3.1 million in last year’s first quarter, resulting in a year-over-year decrease in SG&A of $0.1 million.

Gains on the sale of company-operated Jack in the Box restaurants were $1.1 million in the 2012 quarter, or approximately $0.02 per diluted share, which primarily represented additional proceeds received as a result of the extension of underlying franchise and lease agreements for a previously sold restaurant. This compares to gains of $27.9 million, or approximately $0.34 per diluted share, in the year-ago quarter from the sale of 88 restaurants.

Impairment and other charges increased slightly in the quarter to $4.4 million from $3.6 million a year ago. This increase relates primarily to the impairment of two underperforming Jack in the Box restaurants in 2012 and an increase in costs associated with closed restaurants. These increases were partially offset by a decrease in accelerated depreciation related to the company’s re-image program as it nears completion.

The company acquired 11 franchised Qdoba restaurants in two markets during the first quarter of 2012 for $6.2 million, and subsequent to the end of the quarter, acquired 25 franchised Qdoba restaurants in two additional markets for $33.0 million. These acquisitions are expected to be accretive to fiscal 2012 restaurant operating margin and earnings per share.

The company repurchased approximately 327,000 shares of its common stock in the first quarter of 2012 at an average price of $19.43 per share for an aggregate cost of $6.4 million, completing the $100 million authorized by the company’s board of directors in May 2011. In November 2011, the company’s board of directors authorized an additional $100 million stock-buyback program that expires in November 2013, none of which was utilized during the first quarter.

Restaurant openings

Sixteen new Jack in the Box restaurants opened in the first quarter, including 11 franchised locations, compared with 8 new restaurants opened system-wide during the same quarter last year, of which 3 were franchised.

In the first quarter, 15 Qdoba restaurants opened, including 9 franchised locations, versus 20 new restaurants in the year-ago quarter, of which 14 were franchised.

At January 22, 2012, the company’s system total comprised 2,236 Jack in the Box restaurants, including 1,602 franchised locations, and 597 Qdoba restaurants, including 335 franchised locations.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the second quarter ending April 15, 2012, and the fiscal year ending September 30, 2012. Fiscal 2012 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Second quarter fiscal year 2012 guidance

  Same-store sales are expected to increase approximately 4 to 5 percent at Jack in the Box company restaurants versus a 0.8 percent increase in the year-ago quarter.
  Same-store sales are expected to increase approximately 4 to 5 percent at Qdoba system restaurants versus a 6.0 percent increase in the year-ago quarter.

Fiscal year 2012 guidance

  Same-store sales are expected to increase approximately 3 to 4 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 4 to 5 percent at Qdoba system restaurants.
  Overall commodity costs are expected to increase by approximately 5 percent for the full year, with higher inflation in the first half of the fiscal year.
  Restaurant operating margin for the full year is expected to be approximately 14 percent, depending on same-store sales and commodity inflation.
  30 to 35 new Jack in the Box restaurants are expected to open, including approximately 15 company locations.
  70 to 90 new Qdoba restaurants are expected to open, of which approximately half are expected to be company locations.
  $15 to $25 million in gains on the sale of 80 to 120 Jack in the Box restaurants to franchisees, with $35 to $50 million in total proceeds resulting from the sales.
  Capital expenditures of $90 to $100 million.
  SG&A expense in the mid-10 percent range, including higher pension expense, restaurant technology investments and costs related to Qdoba growth.
  Impairment and other charges of approximately 40 basis points.
  Tax rate of approximately 36 to 37 percent.
  Diluted earnings per share of $1.15 to $1.43, with the range reflecting uncertainty in the timing of anticipated refranchising transactions as well as same-store sales results and commodity inflation. Operating earnings per share, which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, are expected to range from $0.95 to $1.10 per diluted share. Gains from refranchising are expected to contribute $0.20 to $0.33 to diluted earnings per share, as compared to approximately $0.78 in fiscal 2011.
  Diluted earnings per share includes approximately $0.09 to $0.10 of re-image incentive payments to Jack in the Box franchisees in fiscal 2012 to complete the re-image program as compared to $0.11 in fiscal 2011.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, February 23, 2012, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on February 23.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 20 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 42 states and the District of Columbia. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the success of new products and marketing initiatives, the impact of competition, unemployment, trends in consumer spending patterns, commodity costs, the timing of sales of Jack in the Box restaurants to franchisees, and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS (Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share on a GAAP basis less gains from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of our core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers, but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share:

	16 Weeks Ended
	January 22,	January 23,
	2012	2011
Diluted earnings per share - GAAP	$0.27	$0.61
Less: Gains from refranchising	(0.02)	(0.34)
Operating earnings per share - Non-GAAP	$0.25	$0.27

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	Sixteen Weeks Ended
	January 22,	January 23,
	2012	2011

Revenues:
Company restaurant sales	$364,102	$436,910
Distribution sales	194,794	146,687
Franchise revenues	93,819	81,121
	652,715	664,718
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	122,107	141,855
Payroll and employee benefits	107,812	134,516
Occupancy and other	84,942	105,409
Total company restaurant costs	314,861	381,780
Distribution costs	194,794	147,341
Franchise costs	49,859	38,352
Selling, general and administrative expenses	65,717	66,885
Impairment and other charges, net	4,351	3,596
Gains on the sale of company-operated restaurants	(1,122)	(27,872)
	628,460	610,082

Earnings from operations	24,255	54,636

Interest expense, net	6,057	4,611

Earnings before income taxes	18,198	50,025

Income taxes	6,248	17,624

Net earnings	$11,950	$32,401

Net earnings per share:
Basic	$0.27	$0.62
Diluted	$0.27	$0.61

Weighted-average shares outstanding:
Basic	43,863	52,077
Diluted	44,659	52,883

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	January 22,	October 2,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$13,644	$11,424
Accounts and other receivables, net	79,717	86,213
Inventories	45,393	38,931
Prepaid expenses	20,665	18,737
Deferred income taxes	45,133	45,520
Assets held for sale and leaseback	59,015	51,793
Other current assets	1,275	1,793
Total current assets	264,842	254,411

Property and equipment, at cost	1,527,612	1,518,799
Less accumulated depreciation and amortization	(684,055)	(663,373)
Property and equipment, net	843,557	855,426
Other assets, net	328,701	322,485
	$1,437,100	$1,432,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$21,038	$21,148
Accounts payable	83,560	94,348
Accrued liabilities	141,677	167,487
Total current liabilities	246,275	282,983

Long-term debt, net of current maturities	472,805	447,350

Other long-term liabilities	296,136	290,723

Deferred income taxes	5,310	5,310

Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	-	-
Common stock $0.01 par value, 175,000,000 shares authorized, 75,125,397 and
74,992,487 issued, respectively	751	750
Capital in excess of par value	205,805	202,684
Retained earnings	1,074,970	1,063,020
Accumulated other comprehensive loss, net	(93,493)	(95,940)
Treasury stock, at cost, 31,072,631 and 30,746,099 shares, respectively	(771,459)	(764,558)
Total stockholders’ equity	416,574	405,956
	$1,437,100	$1,432,322

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Sixteen Weeks Ended
	January 22,	January 23,
	2012	2011

Cash flows from operating activities:
Net earnings	$11,950	$32,401
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	29,534	29,582
Deferred finance cost amortization	788	743
Deferred income taxes	(1,203)	(9,892)
Share-based compensation expense	2,022	2,666
Pension and postretirement expense	8,212	7,337
Gains on cash surrender value of company-owned life insurance	(6,742)	(5,461)
Gains on the sale of company-operated restaurants	(1,122)	(27,872)
Losses on the disposition of property and equipment, net	1,083	2,796
Impairment charges	1,199	289
Accounts and other receivables	8,630	(42)
Inventories	(6,462)	(1,835)
Prepaid expenses and other current assets	(1,412)	23,592
Accounts payable	2,222	(2,977)
Accrued liabilities	(21,849)	(892)
Pension and postretirement contributions	(996)	(1,623)
Other	1,938	(3,007)
Cash flows provided by operating activities	27,792	45,805

Cash flows from investing activities:
Purchases of property and equipment	(26,945)	(46,887)
Proceeds from the sale of company-operated restaurants	1,249	44,083
Proceeds from (purchases of) assets held for sale and leaseback, net	(7,903)	4,668
Collections on notes receivable	3,539	18,929
Disbursements for loans to franchisees	(2,604)	-
Acquisitions of franchise-operated restaurants	(6,195)	-
Other	14	2
Cash flows provided by (used in) investing activities	(38,845)	20,795

Cash flows from financing activities:
Borrowings on revolving credit facility	222,020	231,000
Repayments of borrowings on revolving credit facility	(191,295)	(221,000)
Principal repayments on debt	(5,380)	(2,922)
Debt issuance costs	-	(375)
Proceeds from issuance of common stock	785	2,143
Repurchases of common stock	(6,901)	(50,000)
Excess tax benefits from share-based compensation arrangements	191	263
Change in book overdraft	(6,147)	(19,786)
Cash flows provided by (used in) financing activities	13,273	(60,677)

Net increase in cash and cash equivalents	2,220	5,923
Cash and cash equivalents at beginning of period	11,424	10,607
Cash and cash equivalents at end of period	$13,644	$16,530

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION (Unaudited)

The following table presents certain income and expense items included in the company’s condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

	Sixteen Weeks Ended
	January 22,	January 23,
	2012	2011
Revenues:
Company restaurant sales	55.8%	65.7%
Distribution sales	29.8%	22.1%
Franchise revenues	14.4%	12.2%
Total revenues	100.0%	100.0%

Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	33.5%	32.5%
Payroll and employee benefits (1)	29.6%	30.8%
Occupancy and other (1)	23.3%	24.1%
Total company restaurant costs (1)	86.5%	87.4%
Distribution costs (1)	100.0%	100.4%
Franchise costs (1)	53.1%	47.3%
Selling, general and administrative expenses	10.1%	10.1%
Impairment and other charges, net	0.7%	0.5%
Gains on the sale of company-operated restaurants	(0.2%)	(4.2%)
Earnings from operations	3.7%	8.2%

Income tax rate (2)	34.3%	35.2%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings before income taxes.

The following table summarizes the year-to-date changes in the number of Jack in the Box and Qdoba company and franchise restaurants:

	January 22, 2012			January 23, 2011
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of period	629	1,592	2,221	956	1,250	2,206
New	5	11	16	5	3	8
Refranchised	-	-	-	(88)	88	-
Closed	-	(1)	(1)	-	(1)	(1)
End of period	634	1,602	2,236	873	1,340	2,213
% of system	28%	72%	100%	39%	61%	100%
Qdoba:
Beginning of period	245	338	583	188	337	525
New	6	9	15	6	14	20
Acquired from franchisees	11	(11)	-	-	-	-
Closed	-	(1)	(1)	-	(3)	(3)
End of period	262	335	597	194	348	542
% of system	44%	56%	100%	36%	64%	100%

Consolidated:
Total system	896	1,937	2,833	1,067	1,688	2,755
% of system	32%	68%	100%	39%	61%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291